Share transfer agreement Shaoxing Biosphere December 2007

AGREEMENT

THIS AGREEMENT dated this 12th day of December 2007 by and among:

GLOBAL ENVIRONMENTAL ENERGY, INC Global Environmental Energy Corp, (“GLOBAL), a Corporation registered in the Commonwealth of the Bahamas with its registered office at Cable Beach, Nassau

AND

Dongxiang Xinghao Transport Develop Transport Co Ltd,

A corporation registered in Dongxiang County Jiangxi  province,  the People Republic of China
Hereinafter DONGCHAUN.

All of the foregoing entities and persons are collectively referred to as the "Parties."

WITNESSETH:

WHEREAS, the Parties wish to transfer 97.12% of the shares in the Shaoxing Biosphere Company from DONGCHAUN to GLOBAL as follows:

PLAN

Both corporations have recognized that GLOBAL will arrange to finance the business of the Shaoxing Company

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants herein contained, the parties hereto adopt this Agreement hereinafter referred to as the "Agreement," and they hereby agree as follows:

1. As of the date of this agreement 97.12% of the shares in the Shaoxing Company a total of        shares will be transferred to GLOBAL.

2. The execution of this Agreement by the Parties, its covenants and undertakings hereunder have been duly authorized by all requisite corporate actions, and approved by the Board of Directors of the Parties. Upon execution, this Agreement shall constitute a legal, binding and valid obligation upon the Parties.

3. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement.

5. This Agreement shall be binding upon the parties hereto, and inure to the benefit of the parties, and their respective heirs, administrators, executors, personal representatives, successors in interest and assigns.

6. This Agreement shall be governed by the laws of the Commonwealth of the Bahamas applicable to contracts entered into and to be fully performed therein notwithstanding any laws of conflicts.

IN WITNESS WHEREOF, the parties have executed this Agreement on the above written date by authority of their respective Boards of Directors or have otherwise set their hand and seal hereto on the date above written.

Share transfer agreement Shaoxing Biosphere December 2007

FOR GLOBAL,

BY: _________________________________________ dated this ___day of December 2007
Dr. CA McCormack
Chairman and Chief Executive Officer
Global Environmental Energy Corp.,
For and on behalf of Global Environmental Energy Corp.,

FOR

BY: _________________________________________ dated this ___day of December 2007

Mr. Linxin Zhan
Chairman

its owners, subsidiaries, affiliates, successors and or assigns.

Witness

               BY: _________________________________________ dated this ___day of December 2007

               Mr. Shenggao Qian

               Chief

               Shao Xing  City YueZhou Public Office Zhejiang Province